Micron Solutions, Inc. Reports 2019  Second Quarter Results

August  14, 2019

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

Exhibit 99.01

FOR IMMEDIATE RELEASE

Micron Solutions, Inc. Reports
2019  Second Quarter Results

FITCHBURG, MA, August 14, 2019 – Micron Solutions, Inc. (NYSE American: MICR) (the “Company”), a diversified contract manufacturing organization, through its wholly-owned subsidiary, Micron Products, Inc., producing highly-engineered, innovative components requiring precision machining and injection molding, announced results for its second quarter ended June 30, 2019

“In the second quarter 2019, the company reported $4,892,000 in revenue, a 4.4% increase over the first quarter 2019. Adjusted EBITDA for the period was $159,000,” said Mr. Laursen.

In comparison to Q2 2018, the Company reported a decrease in gross profit on lower net sales.

Outlook:

“We are having success converting pipeline opportunities into binding commitments. We recently received commitments from a new customer that we expect will lead to 20% revenue growth for Micron in 2020 compared to trailing 12-month levels. We are continuing to prepare to scale and are making significant improvements to the management team, including the addition of Wayne Coll, our Chief Financial Officer. Wayne is already having an impact and has broadened the depth and skills of our executive management team. His experience in directing rapid scale ups and restructurings in the medical device industry, in both organic and acquisition growth environments, dovetails with our requirements and strategies. Additionally, to further our pipeline expansion, we have also finalized agreements to increase our sales team,” concluded Mr. Laursen.

About Micron Solutions, Inc.

Micron Solutions, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class contract manufacturer with a specialized focus on plastic injection molding and highly-engineered medical devices and components requiring precision machining.

The Company routinely posts news and other important information on its websites:

http://www.micronsolutionsinc.com and http://www.micronproducts.com FINANCIAL TABLES FOLLOW.

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Micron Solutions, Inc. Reports 2019  Second Quarter Results

August  14, 2019

Second Quarter 2019 Review

$ In thousands	Q2 2019	Q2 2018	$ Change	% Change
Net sales	$4,892	$5,320	$(428)	-8.0
Gross profit	$510	$878	$(368)	-41.9
Gross margin	10.4%	16.5%
Net loss	$(471)	$34	$(505)
Loss per share	$(0.16)	$0.01	$(0.17)

MICRON SOLUTIONS, INC.

EBITDA RECONCILIATION (1)

($ in thousands)

	Three Months Ended
	June 30,
	2019	2018
Net income (loss)	$(471)	$34
Income tax benefit	—	—
Other (income) expense	(22)	(12)
Interest expense	112	96
Depreciation and amortization	374	372
Share-based compensation	116	29
Non-cash incentive plan accruals	50	—
Non-recurring consulting and other expenses	—	8
Adjusted EBITDA	$159	$527
Adjusted EBITDA margin %	3.2%	9.9%

(1) Non-GAAP Financial Measures

In addition to reporting net loss, a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about Adjusted EBITDA (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, share-based compensation expense and certain non-recurring charges), which is a non-GAAP measure.  Share-based compensation includes directors fees paid by means of stock grants versus cash as well as non-cash incentives.  Non-recurring consulting and other expenses includes a one time charge for a separation agreement with the Company’s former Chief Operating Officer in 2019.  The Company believes Adjusted EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  Adjusted EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net loss and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Micron Solutions, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to obtain and retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery

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Micron Solutions, Inc. Reports 2019  Second Quarter Results

August  14, 2019

requirements;  the level of and ability to generate sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; reliance on revenues from exports and impact on financial results due to economic uncertainty or downturns in foreign markets; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variations in the mix of products sold; continued availability of supplies or materials used in manufacturing at competitive prices; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more information, contact:

Mr. Wayne Coll
Chief Financial Officer
978.345.5000

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